Exhibit 99.1
CONTACT:
PetSmart Investor Relations
(623) 587-2025
PetSmart Reports Results for the First Quarter 2011
Q1 Earnings up 33% to $0.61 per Share; Comp Sales of 5.0%; Total Sales up 6.8%; Comp
Transactions of 2.7%
PHOENIX, AZ—(May 18, 2011) — PetSmart, Inc. (NASDAQ: PETM) today reported earnings of $0.61 per share, up 33% compared to $0.46 per share in the first quarter of 2010. Net income totaled $71 million in the first quarter of 2011, compared to $56 million in the first quarter of 2010.
Total sales for the first quarter of 2011 increased 6.8% to $1.5 billion. The increase in net sales was partially impacted by $4 million in favorable foreign currency fluctuations. Comparable store sales, or sales in stores open at least a year, grew 5.0%, benefitting from comparable transactions growth of 2.7%. Services sales, which are included in total sales, grew 9.0% to $167 million.
During the first quarter, the company generated $96 million in operating cash flow, spent $31 million in capital expenditures, distributed $14 million in dividends, and repurchased $102 million of PetSmart stock. The Company ended the quarter with $290 million in cash, cash equivalents and restricted cash and zero borrowings on its credit facility.
“We are pleased to report another quarter of solid earnings growth,” said Bob Moran, Chief Executive Officer and President. “Our performance in the first quarter reflects the continued momentum in our business and represents another step forward on our journey to becoming a best-in-class specialty retailer.”
“For all of 2011, we expect comparable store sales growth in the low- to mid-single digit range, and total sales growth in the mid-single digit range. We are raising our earnings per share guidance from a previous range of $2.23 to $2.35 to our current expectations of $2.32 to $2.42,” said Chip Molloy, Senior Vice President and Chief Financial Officer. “For the second quarter of 2011, we are expecting comparable store sales growth in the mid-single digit range, and earnings per share between $0.47 and $0.51.”
Conference call information
PetSmart management has scheduled a teleconference for 4:30 p.m. EDT on May 18, 2011 to discuss results for the first quarter 2011. This teleconference will be webcast live for all investors at www.petm.com or www.streetevents.com. The webcast will be available until the company announces results for the second quarter of 2011. In addition, you can listen to the call live by dialing 866-253-5757 (within the United States and Canada) or 703-639-1206 (for international callers), code 1525559.
A phone replay will be available through June 18, 2011, 11:59 p.m. EDT, at 888-266-2081 in the United States and Canada, or at 703-925-2533 for international callers, code 1525559.
About PetSmart
PetSmart, Inc. (NASDAQ: PETM) is the largest specialty pet retailer of services and solutions for the lifetime needs of pets. The company employs approximately 48,000 associates and operates more than 1,192 pet stores in the United States, Canada and Puerto Rico, over 184 in-store PetSmart® PetsHotel® dog and cat boarding facilities and is a leading online provider of pet supplies and pet care information (http://www.petsmart.com). PetSmart provides a broad range of competitively priced pet food and pet products; and offers dog training, pet grooming, pet boarding, PetSmart Doggie Day Camp? day care services and pet adoption services. Since 1994, PetSmart Charities, Inc., an independent 501(c)(3) non-profit animal welfare organization and the largest funder of animal welfare efforts in North America, has provided more than $134 million in grants and programs benefiting animal welfare organizations. Through its in-store pet adoption partnership with PetSmart Charities®, PetSmart has helped save the lives of more than 4.4 million pets.
Forward-looking statements
This news release contains forward-looking statements concerning our expectations for future performance, including the statements comprising our 2011 guidance. These “forward-looking statements” are based on currently available information, operating plans and projections about future events and trends. They inherently involve risks and uncertainties that could cause actual results to differ materially from those predicted in such forward-looking statements. Such risks and uncertainties include, but are not limited to: changes in general economic conditions; conditions affecting customer transactions and average ticket including, but not limited to, weather conditions or other seasonal events; our ability to compete effectively; disruption of our supply chain; our ability to effectively manage our growth and operations; changes in our cost structure; and changes in the legal or regulatory environment. Undue reliance should not be placed on such forward-looking statements as they speak only as of the date hereof, and we undertake no obligation to update these statements to reflect subsequent events or circumstances except as may be required by law. For additional information on these and other factors that arise when investing in PetSmart, please see our filings with the Securities and Exchange Commission, including our most recent annual report on Form 10-K and subsequent reports on Forms 10-Q and 8-K.
Follow PetSmart on Twitter www.twitter.com/PetSmartTLC
Find PetSmart on Facebook www.facebook.com/PetSmart

PetSmart, Inc. and Subsidiaries
Condensed Consolidated Balance Sheets
(In thousands, except par value)
(Unaudited)

	May 1,	January 30,	May 2,
	2011	2011	2010
Assets
Cash and cash equivalents	$228,097	$291,949	$241,964
Short-term investments	9,761	9,708	—
Restricted cash	61,439	61,439	46,515
Receivables, net	52,802	53,971	47,460
Merchandise inventories	635,354	615,841	596,660
Deferred income taxes	44,999	44,999	36,805
Prepaid expenses and other current assets	72,286	46,022	61,007

Total current assets	1,104,738	1,123,929	1,030,411

Property and equipment, net	1,100,910	1,132,435	1,176,144
Equity investment in Banfield	29,473	42,858	33,924
Deferred income taxes	91,260	96,215	87,148
Goodwill	45,597	44,111	43,667
Other noncurrent assets	36,802	30,672	27,155

Total assets	$2,408,780	$2,470,220	$2,398,449

Liabilities and Stockholders’ Equity
Accounts payable and bank overdraft	$154,435	$168,776	$198,280
Accrued payroll, bonus and employee benefits	114,608	139,359	98,615
Accrued occupancy expenses and deferred rents	60,349	64,328	59,293
Current maturities of capital lease obligations	47,176	45,277	39,462
Other current liabilities	168,690	156,065	142,136

Total current liabilities	545,258	573,805	537,786

Capital lease obligations	515,139	521,552	533,893
Deferred rents	84,704	86,027	89,625
Other noncurrent liabilities	119,693	118,194	103,621

Total liabilities	1,264,794	1,299,578	1,264,925

Stockholders’ Equity:
Preferred stock; $.0001 par value	—	—	—
Common stock; $.0001 par value	16	16	16
Additional paid-in capital	1,238,604	1,222,340	1,169,930
Retained earnings	1,334,534	1,277,803	1,137,466
Accumulated other comprehensive income	8,154	5,380	4,786
Less: Treasury stock	(1,437,322)	(1,334,897)	(1,178,674)

Total stockholders’ equity	1,143,986	1,170,642	1,133,524

Total liabilities and stockholders’ equity	$2,408,780	$2,470,220	$2,398,449

PetSmart, Inc. and Subsidiaries
Condensed Consolidated Statements of Operations
(in thousands, except per share and store data)
(Unaudited)

	Thirteen Weeks Ended		Thirteen Weeks Ended
	May 1, 2011	%of Sales	May 2, 2010	%of Sales
Merchandise sales	$1,314,349	88.2%	$1,233,595	88.4%
Services sales	167,096	11.2%	153,287	11.0%
Other revenue	8,921	0.6%	8,271	0.6%

Net sales	1,490,366	100.0%	1,395,153	100.0%

Cost of merchandise sales	919,476	61.7%	869,842	62.3%
Cost of services sales	120,554	8.1%	112,748	8.1%
Cost of other revenue	8,921	0.6%	8,271	0.6%

Total cost of sales	1,048,951	70.4%	990,861	71.0%

Gross profit	441,415	29.6%	404,292	29.0%

Operating, general and administrative expenses	319,732	21.5%	301,031	21.6%

Operating income	121,683	8.2%	103,261	7.4%

Interest expense, net	(14,447)	-1.0%	(15,343)	-1.1%

Income before income tax expense and equity in income from Banfield	107,236	7.2%	87,918	6.3%

Income tax expense	(38,906)	-2.6%	(33,764)	-2.4%

Equity in income from Banfield	2,575	0.2%	1,438	0.1%

Net income	$70,905	4.8%	$55,592	4.0%

Earnings per common share:
Basic	$0.62		$0.47

Diluted	$0.61		$0.46

Weighted average shares outstanding:
Basic	113,541		117,976
Diluted	115,699		120,382

Stores open at beginning of each period	1,187	1,149
Stores opened during each period	5	14
Stores closed during each period	—	(3)
Stores open at end of each period	1,192	1,160